Exhibit 99.1

Rogers Corporation Reports 2014 Fourth Quarter and Year-End Results

  Record fourth quarter net sales of $147.7 million, up 8.4%
  Fourth quarter gross margin of 39.5%, up 220 basis points
  Fourth quarter operating margin of 9.7%, up 140 basis points
  Fourth quarter non-GAAP operating margin of 14.4%, up 270 basis points
  Record full year net sales of $610.9 million, up 13.7%
  Full year gross margin of 38.3%, up 340 basis points
  Full year operating margin of 13.2%, up 400 basis points
  Full year non-GAAP operating margin of 14.4%, up 290 basis points

ROGERS, Conn.--(BUSINESS WIRE)--February 17, 2015--Rogers Corporation (NYSE:ROG), a global leader in engineered materials solutions, today announced financial results for its fourth quarter and full year 2014.

The company reported record fourth quarter net sales of $147.7 million, in line with the company’s previously announced guidance and an 8.4% increase from the net sales of $136.2 million for the fourth quarter 2013. Net sales were negatively impacted by approximately $3.7 million due to the decline in the value of the Euro in the 2014 fourth quarter.

Net income from continuing operations for the fourth quarter 2014 was $0.37 per diluted share (or $0.89 per diluted share excluding special charges, exceeding the company’s previously announced guidance), as compared to $0.64 per diluted share (or $0.81 per diluted share excluding special charges) for the fourth quarter 2013. The fourth quarter 2014 special charges included a non-cash pension charge, a non-cash tax charge associated with the cash repatriation of $40 million from Europe to fund in part the acquisition of Arlon, LLC and other discrete special charges. Net income was negatively impacted by approximately $1.0 million due to the decline in the value of the Euro in the 2014 fourth quarter.

Net sales for the full year 2014 were a record $610.9 million, a 13.7% increase from the net sales of $537.5 million for the full year 2013. Full year 2014 net income from continuing operations was $2.83 per diluted share (or $3.38 per diluted share excluding special charges), compared to $2.12 per diluted share for full year 2013 (or $2.61 per diluted share excluding special charges).

Bruce D. Hoechner, President and CEO commented, “Rogers achieved its eighth consecutive quarter of year-over-year revenue growth in the fourth quarter of 2014, posting solid gains in both gross margin and operating margin to deliver strong earnings. This capped an excellent 2014, where strength in our high-growth global markets, along with the execution of key elements of our five-year strategy, led to record-setting sales, exceptional net income growth of 40.0% and a 32.4% total shareholder return in 2014. We are also pleased with our acquisition of Arlon, LLC in 2015, which is a strong strategic fit with our Printed Circuit Materials and High Performance Foams business segments.”

Business Segment Discussion

Printed Circuit Materials
Printed Circuit Materials reported record fourth quarter 2014 net sales of $57.5 million, an 18.1% increase compared to fourth quarter 2013 net sales of $48.7 million. This strong growth was driven primarily by significant demand for high frequency circuit materials to support the expansion of wireless base stations in connection with the global 4G/LTE infrastructure build-out across multiple geographies, especially in China. In addition, automotive safety radar applications for Advanced Driver Assistance Systems showed continued strength in the quarter. This strong growth was offset by lower demand in mobile internet device wireless antenna and satellite TV applications, where year-end inventory adjustments tempered demand.

High Performance Foams
High Performance Foams reported fourth quarter 2014 net sales of $43.0 million, a 4.4% increase compared to fourth quarter 2013 net sales of $41.2 million. This growth was driven primarily by higher demand in general industrial, mass transportation, battery applications for hybrid electric vehicles and consumer comfort and impact protection applications, which more than offset slightly weaker demand in portable electronics (mobile internet devices and feature phones) applications, as customers tightly managed their year-end inventory levels.

Power Electronics Solutions
Power Electronics Solutions reported record fourth quarter 2014 net sales of $41.6 million, a 3.2% increase compared to fourth quarter 2013 net sales of $40.3 million. Record fourth quarter sales were achieved despite the impact of the decline of the Euro, which depressed net sales by approximately $2.6 million. Results were driven by strong demand in mass transit and electric vehicle applications offset in part by weaker demand in certain renewable energy applications.

Joint Ventures
Rogers’ 50% owned High Performance Foams joint ventures’ net sales totaled $11.9 million in the fourth quarter 2014, a decrease of 12.5% compared to the $13.6 million in the fourth quarter 2013. The decline was partly due to the decline in the Japanese Yen and lower demand across many of the joint ventures’ end markets.

Operational Highlights
Rogers ended 2014 with cash and cash equivalents of $237.4 million, an increase of $45.5 million, or 23.7%, from $191.9 million at December 31, 2013. Capital expenditures were approximately $10.0 million for the fourth quarter and $28.8 million for the full year 2014.

The company’s reported gross margins were 39.5% in the fourth quarter and 38.3% for the full year 2014, which compares to 37.3% for the fourth quarter and 34.9% for the full year of 2013, respectively. Operating margin was 9.7% for the fourth quarter and 13.2% for the full year 2014, compared to 8.3% for the fourth quarter and 9.2% for the full year 2013, respectively. Operating margin on a non-GAAP basis was 14.4% for the fourth quarter and 14.4% for the full year 2014, compared to 11.7% for the fourth quarter and 11.5% for the full year 2013, respectively.

The company’s effective tax rate for the full year 2014 was 34.2%, which was unfavorably impacted by the special charges noted in the quarter, primarily the non-cash tax charge associated with the repatriation of $40 million from Europe (excluding this charge the effective rate would have been 28.4%).

Outlook
Exclusive of the newly acquired Arlon business, Rogers projects its first quarter 2015 net sales will be between $148 to $153 million and net income between $0.67 and $0.75 per diluted share, which does not include estimated acquisition related costs of approximately $0.10 to $0.12 per diluted share. The company expects that the Arlon acquisition, which closed on January 22, 2015, will contribute an additional $18 to $20 million of net sales and net income of between $0.13 and $0.16 per diluted share for the first quarter 2015. At this time the impact of applying purchase accounting is not included in this guidance as it has not yet been finalized.

Included in the first quarter 2015 net sales guidance is the negative impact of approximately $5.0 million due to the decline in the value of the Euro on a year-over-year basis.

For full year 2015, Rogers expects capital expenditures to be in the range of $33 to $38 million and its effective tax rate to be approximately 29%.

Non-GAAP Financial Measures
Reconciliations of non-GAAP measures used in this release to the applicable GAAP financial measures appear at the end of the press release.

About Rogers Corporation
Rogers Corporation (NYSE:ROG) is a global leader in engineered materials to power, protect, and connect our world. With more than 180 years of materials science experience, Rogers delivers high-performance solutions that enable clean energy, internet connectivity, advanced transportation and other technologies where reliability is critical. Rogers delivers Power Electronics Solutions for energy-efficient motor drives, vehicle electrification and alternative energy; High Performance Foams for sealing, vibration management and impact protection in mobile devices, transportation interiors, industrial equipment and performance apparel; and Printed Circuit Materials for wireless infrastructure, automotive safety and radar systems. Headquartered in Connecticut (USA), Rogers operates manufacturing facilities in the United States, China, Germany, Belgium, Hungary, and South Korea, with joint ventures and sales offices worldwide. For more information, visit www.rogerscorp.com.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not constitute guarantees of future performance. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future net sales or performance, capital expenditures, financing needs, restructuring, plans or intentions relating to expansions, business trends and other information that is not historical information. All forward-looking statements are based upon information available to us on the date of this release and are subject to risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. Risks that could cause such results to differ include: changing business, economic, and political conditions both in the United States and in foreign countries, particularly in light of the uncertain outlook for global economic growth, particularly in several of our key markets; the possibility that changes in technology or market requirements will reduce the demand for our products increasing competition; the possibility of adverse effects resulting from the expiration of issued patents; any difficulties integrating acquired businesses into our operations and the possibility that anticipated benefits of acquisitions and divestitures may not materialize as expected or additional costs may be incurred; delays or problems in completing planned operational enhancements to various facilities; and our achieving less than anticipated benefits and/or incurring greater than anticipated costs relating to streamlining initiatives or that such initiatives may be delayed or not fully implemented due to operational, legal or other challenges. The risk factors identified in our filings with the Securities and Exchange Commission, including the company's most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, could impact any forward-looking statements contained in this release. Rogers Corporation assumes no responsibility to update any forward-looking statements contained herein. This release refers to various non-GAAP financial measures. We believe that this information is useful to understanding the operating results and ongoing performance of our underlying businesses.

Additional Information and February 18, 2015 Conference Call

For more information, please contact the Company directly, via email or visit the Rogers website.

Website Address: http://www.rogerscorp.com

A conference call to discuss 2014 fourth quarter and full year results will be held on Wednesday, February 18, 2015 at 9:00AM (Eastern Time).

A slide presentation will be made available prior to the start of the call. The slide presentation can be accessed under the investor relations sections of the Rogers Corporation website (www.rogerscorp.com/ir).

The Rogers participants in the conference call will be:

Bruce D. Hoechner, President and CEO
David Mathieson, Vice President Finance and CFO
Robert C. Daigle, Senior Vice President and CTO

A Q&A session will immediately follow management’s comments.

To participate in the conference call, please call:

1-800-574-8929	Toll-free in the United States
1-973-935-8524	Internationally
There is no passcode for the live teleconference.

For playback access, please call: 1-855-859-2056 in the United States and 1-404-537-3406 internationally through 11:59PM (Eastern Time), Wednesday, February 25, 2015. The passcode for the audio replay is 35635206.

The call will also be webcast live in a listen-only mode. The webcast may be accessed through links available on the Rogers Corporation website at www.rogerscorp.com/ir. Replay of the archived webcast will be available on the Rogers website approximately two hours following the webcast.

(Financial Statements Follow)

Condensed Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended		Year Ended
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net sales	$147,724	$136,231	$610,911	$537,482
Cost of sales	89,389	85,435	376,972	349,782
Gross margin	58,335	50,796	233,939	187,700

Selling and administrative expenses	32,965	30,063	125,244	106,398
Research and development expenses	5,619	4,763	22,878	21,646
Restructuring and impairment charges	5,390	4,620	5,390	10,376
Operating income	14,361	11,350	80,427	49,280

Equity income in unconsolidated joint ventures	1,131	1,281	4,123	4,326
Other income (expense), net	180	(373)	(1,194)	(1,240)
Interest income (expense), net	(779)	(865)	(2,946)	(3,481)
Income before income tax expense	14,893	11,393	80,410	48,885

Income tax expense (benefit)	7,880	(135)	27,527	11,226
Income from continuing operations	7,013	11,528	52,883	37,659
Income from discontinued operations, net of income taxes	-	-	-	102
Net income	$7,013	$11,528	$52,883	$37,761

Basic net income per share:
Income from continuing operations	$0.38	$0.66	$2.91	$2.19
Income from discontinued operations	-	-	-	0.01
Net Income	$0.38	$0.66	$2.91	$2.20

Diluted net income per share:
Income from continuing operations	$0.37	$0.64	$2.83	$2.12
Income from discontinued operations	-	-	-	0.01
Net Income	$0.37	$0.64	$2.83	$2.13

Shares used in computing:
Basic	18,340,917	17,366,344	18,177,178	17,197,840
Diluted	18,819,340	17,936,386	18,697,778	17,768,075

Condensed Consolidated Statements of Financial Position (Unaudited)

(IN THOUSANDS)	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$237,375	$191,884
Accounts receivable, net	94,876	85,126
Accounts receivable from joint ventures	1,760	1,897
Accounts receivable, other	1,823	2,638
Taxes receivable	606	1,578
Inventories	68,628	66,889
Prepaid income taxes	4,586	5,519
Deferred income taxes	8,527	7,271
Asbestos related insurance receivables	6,827	7,542
Other current assets	7,046	7,363
Total current assets	432,054	377,707

Property, plant and equipment, net	150,420	146,931
Investments in unconsolidated joint ventures	17,214	18,463
Deferred income taxes	44,853	44,854
Pension Asset	403	2,982
Goodwill	98,227	108,671
Other intangible assets	38,340	49,171
Asbestos related insurance receivables	46,186	49,508
Investments, other	341	507
Other long term assets	7,079	7,740
Total assets	$835,117	$806,534

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$20,020	$17,534
Accrued employee benefits and compensation	33,983	29,724
Accrued income taxes payable	6,103	4,078
Current portion of lease obligation	747	849
Current portion of long term debt	35,000	17,500
Asbestos related liabilities	6,827	7,542
Other accrued liabilities	17,765	12,813
Total current liabilities	120,445	90,040

Long term lease obligation	6,042	7,170
Long term debt	25,000	60,000
Pension liability	17,652	5,435
Retiree health care and life insurance benefits	8,768	9,649
Asbestos related liabilities	49,718	52,205
Non-current income tax	10,544	10,208
Deferred income taxes	14,647	16,077
Other long term liabilities	338	223

Shareholders’ equity
Capital stock	18,404	17,855
Additional paid in capital	137,225	110,577
Retained income	491,428	438,545
Accumulated other comprehensive income (loss)	(65,094)	(11,450)
Total shareholders’ equity	581,963	555,527
Total liabilities and shareholders’ equity	$835,117	$806,534

Reconciliation of non-GAAP Financial Measures to the Comparable GAAP Measures

Non-GAAP Financial Measures

Management believes non-GAAP information provides meaningful supplemental information regarding the Company’s performance by excluding certain expenses that are generally non-recurring and accordingly may not be indicative of the core business operating results. The Company believes that this additional financial information is useful to management and investors in assessing the Company’s historical performance and when planning, forecasting and analyzing future periods. However, the non-GAAP information has limitations as an analytical tool and should not be considered in isolation from, or as alternatives to, financial information prepared in accordance with GAAP.

Reconciliation of GAAP to non-GAAP Income Per Diluted Share from Continuing Operations for the Fourth Quarter and Full Year of 2014 and 2013:

The following table includes non-recurring charges related to special adjustments.

	2014		2013
	Q4	YTD	Q4	YTD
GAAP income per diluted share from continuing operations	$0.37	$2.83	$ 0.64	$ 2.12

Expense related to a non-cash tax charge associated with the cash repatriation of $40 million from Europe	0.25	0.25	-	-
Pension curtailment and settlement charges	0.18	0.18	-	0.06
Acquisition costs related to Arlon, LLC	0.08	0.11	-	-
Impairment charge on write down of investment	0.01	0.01	0.17	0.17
Severance and related charges	-	-	-	0.20
Relocation charges for Curamik’s final inspection operation	-	-	-	0.04
Other special charges	-	-	-	0.02
Total special charges	0.52	0.55	0.17	0.49

Non-GAAP income per diluted share from continuing operations	$0.89	$3.38	$ 0.81	$ 2.61

Reconciliation of GAAP to non-GAAP Operating Margin from Continuing Operations for the Fourth Quarter and Full Year of 2014 and 2013:

The following table includes non-recurring charges related to special adjustments.

	2014		2013
Operating Margin	Q4	YTD	Q4	YTD
GAAP operating margin from continuing operations	9.7%	13.2%	8.3%	9.2%

Pension curtailment and settlement charges	3.6	0.8	-	0.2
Acquisition costs related to Arlon, LLC	1.0	0.4	-	-
Impairment charge on write down of investment	0.1	-	3.4	0.9
Severance and related charges	-	-	-	0.9
Relocation charges for Curamik’s final inspection operation	-	-	-	0.3
Total special charges	4.7%	1.2%	3.4%	2.3%
Non-GAAP operating margin from continuing operations	14.4%	14.4%	11.7%	11.5%

Disclosure of non-GAAP Income Per Diluted Share Guidance for the First Quarter of 2015:

Rogers Net Income - Excluding Arlon	$0.67 - $0.75
Arlon:
Net Income	$0.13 - $0.16
Q1 2015 Acquisition related costs	($0.10 - $0.12)
Purchase accounting	(TBD)

The company believes the information necessary to estimate the impact of applying purchase accounting to quantitatively reconcile the non-GAAP income per share guidance to the GAAP measure is not estimable without unreasonable effort.

CONTACT:
Rogers Corporation
Financial News Contact:
David Mathieson, 860-779-4033
Vice President Finance and Chief Financial Officer
Fax: 860-779-5509
or
Investor Contact:
William J. Tryon, 860-779-4037
Director of Investor and Public Relations
Fax: 860-779-5509
william.tryon@rogerscorp.com